Exhibit 99.1

For Immediate Release

Contact: Harvey Grossblatt, CEO

Universal Security Instruments, Inc.

410-363-3000, Ext. 224

or

Don Hunt, Tyler Deur

Lambert & Co.

616-233-0500

Universal Security Instruments Reports Third-Quarter Results

OWINGS MILLS, MD. February 9, 2021: - Universal Security Instruments, Inc. (NYSE AMEX: UUU) today announced results for its fiscal third quarter and nine months ended December 31, 2020.

For the three months ended December 31, 2020, sales increased approximately 59% to $5,124,750 compared to sales of $3,223,678 for the same period last year. The Company reported net income of $78,318 or $0.03 per basic and diluted share, compared to a net loss of $1,011,833 or $0.44 per basic and diluted share for the same period last year.

For the nine months ended December 31, 2020, sales increased approximately 30% to $14,522,813 versus $11,189,238 for the same period last year. The Company reported net income of $725,181, or $0.31 per basic and diluted share, compared to a net loss of $2,321,601 or $1.00, per basic and diluted share for the corresponding 2019 period.

“We were pleased that our sales continued to increase and that our operations continued to be profitable. The 450 store test which we mentioned in our last press release has been completed and now has been expanded to 1,350 stores. We have applied for loan forgiveness of our PPP loan and should know the status in the next several months”, said Harvey Grossblatt President and CEO.

UNIVERSAL SECURITY INSTRUMENTS, INC. is an importer and distributor of safety and security devices. Founded in 1969, the Company has an over 50-year heritage of developing innovative and easy-to-install products, including smoke, fire and carbon monoxide alarms. For more information on Universal Security Instruments, visit our website at www.universalsecurity.com.

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"Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Certain matters discussed in this news release may constitute forward-looking statements within the meaning of the federal securities laws that inherently include certain risks and uncertainties.  Actual results could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors which may be identified from time to time in our Securities and Exchange Commission filings and other public announcements.  We do not undertake and specifically disclaim any obligation to update any forward-looking statements to reflect occurrence of anticipated or unanticipated events or circumstances after the date of such statements.  We will revise our outlook from time to time and frequently will not disclose such revisions publicly

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UNIVERSAL SECURITY INSTRUMENTS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS – (UNAUDITED)

	Three Months Ended December 31,
	2020	2019
Sales	$5,124,750	$3,223,678
Net income (loss)	78,318	(1,011,833)
Income (loss) per share:
Basic and diluted	$0.03	$(0.44)
Weighted average number of common shares outstanding:
Basic and diluted	2,312,887	2,312,887

	Nine Months Ended December 31,
	2020	2019
Sales	$14,522,813	$11,189,238
Net income (loss)	725,181	(2,321,601)
Income (loss) per share:
Basic and diluted	$0.31	$(1.00)

Weighted average number of common shares outstanding:
Basic and diluted	2,312,887	2,312,887

CONDENSED CONSOLIDATED BALANCE SHEETS – (UNAUDITED)

	December 31,
	2020	2019
ASSETS

Cash	$580,904	$177,337
Accounts receivable and amount due from factor	3,463,933	2,129,755
Inventory	3,039,779	6,563,829
Prepaid expenses	178,518	145,711
TOTAL CURRENT ASSETS	7,263,134	9,016,632

INVESTMENT IN HONG KONG JOINT VENTURE	-	7,004,447
PROPERTY, EQUIPMENT, AND INTANGIBLE ASSET – NET	270,962	436,559
OTHER ASSETS	4,000	4,000
TOTAL ASSETS	$7,538,096	$16,461,638

LIABILITIES AND SHAREHOLDERS’ EQUITY

Line of credit – factor	$-	$1,344,661
Note payable - bank	221,400
Short-term portion of operating lease liability	167,926	155,564
Accounts payable	569,161	6,031,074
Accrued liabilities	281,175	452,367
TOTAL CURRENT LIABILITIES	1,239,662	7,983,666

NOTE PAYABLE – Eyston Company Ltd.	1,081,440
LONG-TERM PORTION OF OPERATING LEASE LIABILITY	43,600	211,528
	1,125,040	211,528

COMMITMENTS AND CONTINGENCIES	-	-

SHAREHOLDERS’ EQUITY
Common stock, $.01 par value per share; authorized 20,000,000 shares; issued and outstanding 2,312,887 at December 31, 2020 and 2019	23,129	23,129
Additional paid-in capital	12,885,841	12,885,841
Accumulated Deficit	(7,735,576)	(4,968,467)
Accumulated other comprehensive income	-	325,941
TOTAL SHAREHOLDERS’ EQUITY	5,173,394	8,266,444

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$7,538,096	$16,461,638